Exhibit 5.1

February 11, 2008

Silicom Ltd.
8 Hanagar Street

Kfar Sava, Israel, 44000

Re:	Registration Statement on Form S-8

Dear Sirs:

        We have acted as Israeli counsel for Silicom Ltd., a company organized under the laws of Israel (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company under the Securities Act of 1933 for the purposes of registering: (i) 191,200 of its Ordinary Shares, par value NIS 0.01 per share (each an “Ordinary Share”) that may be issued pursuant to future awards under the Company’s U.S. Share Option Plan (2000) (the “2000 Plan); (ii) 143,750 Ordinary Shares that may be issued pursuant to future awards under the Company’s Share Option Plan (2004) (the “2004 Plan” and together with the 2000 Plan, the “Plans”); (iii) 8,800 Ordinary Shares underlying options granted under the 2000 Plan; and (iv) 439,000 Ordinary Shares underlying options granted under the 2004 Plan (together the “Option Shares”).

        On the basis of such investigation as we have deemed necessary, we are of the opinion that the Option Shares have been duly and validly authorized for issuance and, when issued upon due exercise of options granted or hereafter granted under the Plans in accordance with the provisions of the Plans and the related option agreements (including payment of the option exercise price provided for therein), will be fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

        The above opinion is based on facts existing on the date hereof and of which we are aware. We express no opinion as to any laws other than the laws of the State of Israel as the same are in force on the date hereof and we have not, for purpose of giving this opinion, made any investigation of the laws of any other jurisdiction.

Very truly yours, /s/ Yigal Arnon & Co. —————————————— Yigal Arnon & Co.